Exhibit 5.1

September 27, 2011

RadioShack Corporation

300 RadioShack Circle, MS CF4-101

Fort Worth, Texas 76102

Ladies and Gentlemen:

We have acted as counsel to RadioShack Corporation, a Delaware corporation (the “Company”), to the guarantors listed on Schedule I hereto (the “Delaware Guarantors”) and to the guarantors listed on Schedule II hereto (the “Non-Delaware Guarantors” and, together with the Delaware Guarantors, the “Guarantors”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company and the Guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of $325,000,000 aggregate principal amount of 6.750% Senior Unsecured Notes due 2019 (the “Exchange Securities”) and the issuance by the Guarantors of guarantees (the “Guarantees”) with respect to the Exchange Securities. The Exchange Securities and the Guarantees will be issued under an indenture dated as of May 3, 2011 (the “Indenture”) among the Company, the Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The Exchange Securities will be offered by the Company in exchange for $325,000,000 aggregate principal amount of its outstanding 6.750% Senior Unsecured Notes due 2019.

We have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantors.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

We have assumed further that (1) each of the Non-Delaware Guarantors is validly existing under the law of its jurisdiction of organization and has duly authorized, executed, delivered and issued the Indenture and the Guarantees, as applicable, in accordance with its respective organizational documents and the law of its jurisdiction of organization, (2) the execution, delivery, issuance and performance by each of the Non-Delaware Guarantors of the Indenture and the Guarantees, as applicable, do not and will not violate the law of its jurisdiction of organization or any other applicable laws (except that no such assumption is made with respect to the federal laws of the United States, the law of the State of New York, the Delaware General Corporation Law and the Delaware Revised Uniform Limited Partnership Act) and (3) the execution, delivery, issuance and performance by each Non-Delaware Guarantor of the Indenture and the Guarantees, as applicable, do not and will not constitute a breach or result in a default or violation of any agreement or instrument that is binding upon any Non-Delaware Guarantor.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1. When the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange, the Exchange Securities will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

2. When (a) the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange and (b) the Guarantees have been duly issued, the Guarantees will constitute valid and legally binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.

Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

We express no opinion as to the validity, legally binding effect or enforceability of the waiver of rights and defenses contained in Sections 3.20 and 12.16 of the Indenture.

We do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States, the Delaware General Corporation Law and the Delaware Revised Uniform Limited Partnership Act (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Delaware General Corporation Law and the Delaware Revised Uniform Limited Partnership Act).

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP

Schedule I

Name	Jurisdiction
Atlantic Retail Ventures, Inc.	Delaware
SCK, Inc.	Delaware
Tandy Finance Corporation	Delaware
TE Electronics LP	Delaware
TRS Quality, Inc.	Delaware

Schedule II

Name	Jurisdiction
Ignition L.P.	Texas
ITC Services, Inc.	Texas
Merchandising Support Services, Inc.	Nevada
RadioShack Customer Service LLC	Virginia
RadioShack Global Sourcing Corporation	Nevada
RadioShack Global Sourcing Limited Partnership	Nevada
RadioShack Global Sourcing, Inc.	Nevada
RS Ig Holdings Incorporated	Texas
RSIgnite, LLC	Texas
Tandy Holdings, Inc.	Nevada
Tandy International Corporation	Nevada